EXHIBIT 24

POWER OF ATTORNEY

The undersigned hereby appoints WILLIAM C. DOCKMAN, CHERÉE H. JOHNSON, and SEAN E. DEMPSEY as his/her true and lawful attorneys-in-fact for the purpose of signing the Annual Report on Form 10-K of W. R. GRACE & CO. for the year ended December 31, 2020, and all amendments thereto, to be filed with the Securities and Exchange Commission. Each of such attorneys-in-fact is appointed with full power to act without the others.

Robert F. Cummings, Jr.	/s/ Robert F. Cummings, Jr.	Dated: The 6th day of February 2021
Julie Fasone Holder	/s/ Julie Fasone Holder	Dated: The 5th day of February 2021
Diane H. Gulyas	/s/ Diane H. Gulyas	Dated: The 5th day of February 2021
Henry R. Slack	/s/ Henry R. Slack	Dated: The 8th day of February 2021
Christopher J. Steffen	/s/ Christopher J. Steffen	Dated: The 5th day of February 2021
Mark E. Tomkins	/s/ Mark E. Tomkins	Dated: The 5th day of February 2021
Shlomo Yanai	/s/ Shlomo Yanai	Dated: The 7th day of February 2021